CASH COLLATERAL AND DISBURSEMENT AGREEMENT

                             Dated November 8, 1996

                                      Among

                              Fleet National Bank,

                                   as Trustee,

                              Fleet National Bank,

                             as Disbursement Agent,

                                       and


                            WATERFORD GAMING, L.L.C.
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                         T A B L E   O F   C O N T E N T S

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                                    ARTICLE I
                                   DEFINITIONS

SECTION 1.1     Certain Defined Terms.......................................  2

                                   ARTICLE II
                            ESTABLISHMENT OF ACCOUNT;
                       INITIAL DEPOSITS; PRIORITY RELEASES

SECTION 2.1     Establishment of Account....................................  3
SECTION 2.2     Deposits to Account.........................................  3
SECTION 2.3     Priority Releases...........................................  3
SECTION 2.4     Security Interest...........................................  3
SECTION 2.5     Appointment of Disbursement Agent...........................  4
SECTION 2.6     Disbursement Agent Is Agent of Trustee......................  4
SECTION 2.7     Instructions and Entitlement Orders
                 of Trustee.................................................  5

                                   ARTICLE III
                           REQUESTING AND MAKING CASH
                         DISBURSEMENTS FROM THE ACCOUNT

SECTION 3.1     Requesting the Cash Disbursement............................  5
SECTION 3.2     Making the Cash Disbursement................................. 5

                                   ARTICLE IV
                        CONDITIONS OF CASH DISBURSEMENTS
                                FROM THE ACCOUNT

SECTION 4.1     Conditions Precedent to Cash
                 Disbursements............................................... 6

                                    ARTICLE V
                                    COVENANTS

SECTION 5.1     Covenants of the Company..................................... 7
SECTION 5.2     Covenants of the Disbursement Agent.......................... 9


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                                   ARTICLE VI
                EVENTS OF DEFAULT; REMEDIES; RIGHTS UPON DEFAULT

SECTION 6.1     Event of Default............................................ 10
SECTION 6.2     Rights and Remedies Generally............................... 11
SECTION 6.3     Assembly of Collateral...................................... 11
SECTION 6.4     Disposition of Collateral................................... 11
SECTION 6.5     Recourse.................................................... 11
SECTION 6.6     Expenses; Attorneys' Fees................................... 11
SECTION 6.7     Limitation on Duties Regarding
                 Preservation of Cash Collateral............................ 12

                                   ARTICLE VII
                               DISBURSEMENT AGENT

SECTION 7.1     Rights, Duties, etc......................................... 13
SECTION 7.2     Resignation or Removal...................................... 14

                                  ARTICLE VIII
                                  MISCELLANEOUS

SECTION 8.1     Amendments, Etc............................................. 15
SECTION 8.2     Notices, Etc................................................ 15
SECTION 8.3     No Waiver; Remedies......................................... 17
SECTION 8.4     Expenses; Indemnity......................................... 17
SECTION 8.5     Execution in Counterparts................................... 18
SECTION 8.6     Relationship of Trustee..................................... 18
SECTION 8.7     Governing Law............................................... 18
SECTION 8.8     Waiver of Jury Trial........................................ 18
SECTION 8.9     Termination................................................. 18

EXHIBIT A       REQUEST FOR A CASH DISBURSEMENT.............................A-1
EXHIBIT B       FORM OF TRUSTEE'S CERTIFICATE...............................B-1


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                   CASH COLLATERAL AND DISBURSEMENT AGREEMENT


      CASH COLLATERAL AND DISBURSEMENT AGREEMENT, dated November 8, 1996, among Fleet National Bank, as trustee for the Holders (in such capacity, together with its successor in trust, if any, appointed pursuant to the Indenture referred to below, the "Trustee"), under an Indenture dated the date hereof (such Indenture as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the "Indenture"), Waterford Gaming, L.L.C. (the "Company"), and Fleet National Bank, as Disbursement Agent for the Trustee (the "Disbursement Agent").

                             PRELIMINARY STATEMENTS:

      (1) The Company has entered into the Indenture pursuant to which it will issue $65,000,000 of its 12 3/4% Senior Notes due 2003 (the "Notes").

      (2) As security for the prompt and complete payment and performance in full of the Obligations under the Indenture, the Company intends to grant to the Trustee a security interest in, among other things, the Cash Collateral.

      (3) The Disbursement Agent has agreed to take such action with respect to the Account as specified herein.

      (4) This Cash Collateral and Disbursement Agreement is a condition to the issuance of the Notes under the terms of the Purchase Agreement, dated November 5, 1996, by and among the Company, Waterford Gaming Finance Corp. and the initial purchasers named therein.

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      SECTION 1.1 Certain Defined Terms. Capitalized terms used but not defined herein and in any schedules and exhibits hereto shall have the meanings set forth in the Indenture. In addition, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "Account" has the meaning specified in Section 2.1.

            "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banks in Connecticut are authorized or obligated by law to close.

            "Cash Collateral" has the meaning specified in Section 2.4.

            "Cash Disbursement" means a disbursement to the Trustee or as directed by the Company.

            "Cash Disbursement Date" has the meaning specified in Section 3.1.

            "Closing Date" means November 8, 1996.

            "Company" means Waterford Gaming, L.L.C.

            "Disbursement Agent" has the meaning specified in the recital of parties.

            "Indenture" has the meaning specified in the recital of parties.

            "Notes" has the meaning specified in the Preliminary Statements hereto.

            "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.


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            "Request for a Cash Disbursement" has the meaning specified in
      Section 3.1.

            "Trustee" shall have the meaning set forth in the recitals of the parties.

                                   ARTICLE II

                            ESTABLISHMENT OF ACCOUNT;
                       INITIAL DEPOSITS; PRIORITY RELEASES

      SECTION 2.1 Establishment of Account. There is hereby established with Fleet National Bank a custodial account under the sole dominion and control of the Trustee (the "Account"). The Account shall clearly indicate on the title thereof that it is the account of Fleet National Bank, as trustee for the holders of 12 3/4% Senior Notes due 2003 of Waterford Gaming, L.L.C. and Waterford Gaming Finance Corp.

      SECTION 2.2 Deposits to Account. The initial deposit to the Account shall be $62,725,000. The Company at any time shall make contributions to the Account consistent with the terms of the Indenture.

      SECTION 2.3 Priority Releases. Funds in the Account shall be released by the Disbursement Agent to any account specified by the Trustee, upon receipt of a Trustee's Certificate substantially in the form of Exhibit B hereto, certifying that such amounts will promptly be used for the purpose of making any required payment of principal or interest or Liquidated Damages to Noteholders, provided that the applicable notice shall have been given and the applicable cure periods shall have expired, in each case as provided for in the Indenture.

      SECTION 2.4 Security Interest. As security for the prompt and complete payment and performance in full of all the Obligations, the Company hereby pledges and assigns to the Trustee for the equal and ratable benefit of the Holders, and grants to the Trustee for the equal and ratable benefit of the Holders an exclusive first priority security interest in all of its right, title and interest in the following collateral (the "Cash Collateral"):


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            (a) the Account, all funds, investments and securities held therein or credited thereto, whether by book-entry or other form, and all certificates and instruments, if any, from time to time representing or evidencing the Account;

            (b) all investments from time to time credited to the Account, and all certificates and instruments, if any, held therein from time to time representing or evidencing Cash Equivalents;

            (c) all notes, certificates of deposits, deposit amounts, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Disbursement Agent for or on behalf of the Trustee for the benefit of the Holders;

            (d) all interest, dividends, cash and instruments from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing; and

            (e) all proceeds of any and all of the foregoing.

      SECTION 2.5 Appointment of Disbursement Agent. The Trustee hereby appoints Fleet National Bank to act as the Disbursement Agent in connection with this Agreement, and to take all actions necessary or appropriate on behalf of the Trustee in order to comply with the terms of this Agreement.

      SECTION 2.6 Disbursement Agent Is Agent of Trustee. Subject to the limitations as to the duties and liabilities of the Disbursement Agent set forth below, (a) the Trustee hereby appoints the Disbursement Agent as the Trustee's agent and pledgee-in-possession for the Cash Collateral; and (b) the Disbursement Agent by its execution and delivery of this Agreement hereby accepts such appointment and agrees to be bound by the terms of this Agreement. The Company hereby agrees to such appointment of the Disbursement Agent and further agrees that the Disbursement Agent, on behalf of the Trustee, shall be entitled to act upon the instructions of the Trustee pursuant to Sections 2.3 and 2.7 herein. The Disbursement Agent agrees to take such action as shall from time to time be specified in writing from the Trust-


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ee to enable the Trustee to exercise its rights and remedies with respect to the lien and security interest described in Section 2.4 above.

      SECTION 2.7 Instructions and Entitlement Orders of Trustee. The Disbursement Agent hereby agrees, and the Company hereby acknowledges, that the Disbursement Agent shall comply with instructions and entitlement orders (including without limitation, instructions as to the investment, transfer, redemption or other disposition of the Cash Collateral) originated by the Trustee without further consent of the Company. Notwithstanding the foregoing, the Trustee agrees with the Company that any such instruction or entitlement order shall be consistent with any and all rights that the Trustee may have under the Indenture and all other agreements and instruments executed pursuant thereto, or under applicable law, with respect to the Cash Collateral.

                                   ARTICLE III

                           REQUESTING AND MAKING CASH
                         DISBURSEMENTS FROM THE ACCOUNT

      SECTION 3.1 Requesting the Cash Disbursement. The Company may request that a Cash Disbursement be made from the Account by delivering notice to the Disbursement Agent, not later than 11:00 A.M. (New York time) on the second Business Day prior to the date of the proposed Cash Disbursement, except with respect to Cash Disbursements made on the Closing Date, which request may be made on such date. Each such request shall be substantially in the form of Exhibit A (a "Request for a Cash Disbursement") shall be executed by a duly authorized officer of the Company and shall specify therein (i) the requested date of such Cash Disbursement (the "Cash Disbursement Date") and (ii) the aggregate amount of such Cash Disbursement.

      SECTION 3.2 Making the Cash Disbursement. Upon fulfillment of the terms and conditions set forth herein including, without limitation, the applicable conditions set forth in Article IV hereof, the Disbursement Agent shall make payment of each Cash Disbursement, no later than 3:00 P.M. (New York time) on each Cash Disbursement Date, by deducting the amount of each Cash Dis-


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bursement from the Account and depositing such amount in the trust account maintained with the Trustee for such purpose or as otherwise directed by the Company with respect to Cash Disbursement not involving payments to the holders of the Notes, provided that Cash Disbursements on the Closing Date may be made by checks on the Account of up to $687,211. At least two Business Days prior to any Cash Disbursement Date, the Company shall instruct the Disbursement Agent to sell such portion of the Cash Equivalents, if any, held in the Account as shall be necessary to fund the requested Cash Disbursement.

                                   ARTICLE IV

                        CONDITIONS OF CASH DISBURSEMENTS
                                FROM THE ACCOUNT

      SECTION 4.1 Conditions Precedent to Cash Disbursements. The Disbursement Agent shall make Cash Disbursements from the Account upon satisfaction in connection with each Cash Disbursement of the following conditions:

            (a) Documents. The Disbursement Agent shall have received the following, in form and substance reasonably satisfactory to the Disbursement
Agent:

                  (i) a Request for a Cash Disbursement in substantially the form of Exhibit A (including the representations and warranties referred to in Section 4.1(b) herein); and

                  (ii) such other instruments, documents, opinions, and information pertaining to the Cash Disbursement or evidencing compliance by the Company with the provisions of this Agreement and the Indenture as the Disbursement Agent may reasonably request.

            (b) Representations and Warranties. The giving of each Request for a Cash Disbursement shall constitute a representation and warranty by the Company to the Disbursement Agent, the Trustee and the Holders that:


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                  (i) no event has occurred and is continuing, or would result from such Cash Disbursement or from the application of the proceeds thereof, that constitutes an Event of Default under the Indenture or would constitute an Event of Default but for the requirement that notice be given or time elapse or both; and

                  (ii) the Company has satisfied all of the conditions herein to the release of such funds.

            (c) Cessation of Disbursements. In the event of an Event of Default, the Disbursement Agent shall not disburse any additional funds other than to the Trustee until such event is waived or cured. The Company covenants to promptly notify the Disbursement Agent of such event, and the Disbursement Agent may rely on such notification without independent verification.

                                    ARTICLE V

                                    COVENANTS

      SECTION 5.1 Covenants of the Company. For so long as this Agreement shall remain in effect, the Company shall:

            (a) Certain Rights. Not claim any rights with respect to the Cash Collateral except as specifically set forth herein or in accordance with applicable law.

            (b) Further Assurances. From time to time at the expense of the Company, promptly execute, deliver, file and record all further instruments, indorsement and other documents, and take such further action as the Trustee may deem reasonably desirable in obtaining the full benefits of this Agreement and of the rights, remedies and powers herein granted, including, without limitation, the following:


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                  (i) the filing of any financing statements, in form sufficient under the Uniform Commercial Code in effect in any jurisdiction with respect to the liens and security interests granted hereby. The Company also hereby authorizes the Trustee to file any such financing statement without the signature of the Company to the extent permitted by applicable law. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in lieu of the original to the extent permitted by applicable law. The Company will pay or reimburse the Trustee for all filing fees and related expenses; and

                  (ii) furnish to the Trustee from time to time statements and schedules further identifying and describing the Cash Collateral and such other reports in connection with the Cash Collateral as the Trustee may reasonably request, all in reasonable detail and in form satisfactory to the Trustee.

            (c) Change of Name; Identity; Corporate Structure; or Chief Executive Office. Not change its name, identity, corporate structure or the location of its chief executive office without (i) giving the Trustee and the Disbursement Agent at least thirty (30) days' prior written notice clearly describing such new name, identity, corporate structure or new location and providing such other information in connection therewith as the Trustee may reasonably request, and (ii) taking all action satisfactory to the Trustee as the Trustee may reasonably request to maintain the security interest of the Trustee in the Cash Collateral intended to be granted hereby at all times fully perfected with the same or better priority and in full force and effect.

            (d) Prompt Notice. Upon discovering that it requires funding and is unable to make the representations and warranties contained herein in connection with a Request for a Cash Disbursement, promptly notify the Trustee and the Holders of such event.

            (e) Change in Law. In the event that the 1994 Official Text of
Article 8 of the Uniform Commercial


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Code or an amended version thereof ("Revised Article 8") becomes law in the
State of Connecticut, within 30 days after the effective date of the adoption of Revised Article 8 in Connecticut, the Company shall deliver to the Trustee an opinion of counsel that either (i) the enactment of Revised Article 8 does not adversely effect the validity, perfection or priority of the security interest of the Trustee for the benefit of the Holders in the Cash Collateral, and after giving effect to Revised Article 8, the security interest of the Trustee for the benefit of the Holders in the Cash Collateral will be entitled to the same status as a valid and perfected security interest and entitled to the same priority to which it would otherwise have been entitled immediately prior to giving effect to Revised Article 8 or (ii) the provisions of the Cash Collateral and Disbursement Agreement are effective to give the Trustee "control" (as defined in Revised Article 8) over any "securities entitlements" (as defined in Revised Article 8). If the opinion contained in clause (ii) is given, the opinion shall further state that pursuant to Revised Article 8, the provisions of the Cash Collateral and Disbursement Agreement together with such control are sufficient to create a valid and perfected security interest in favor of the Trustee in any such "securities entitlements" and that no other security interest of any other creditor of the Company will be equal or prior to the security interest of the Trustee in such securities entitlements.

      SECTION 5.2 Covenants of the Disbursement Agent. For so long as this Agreement shall remain in effect, in addition to its other undertakings, the Disbursement Agent:

            (a) The Account. Shall maintain the Account as follows:

                  (i) Notwithstanding anything to the contrary in this or any other agreement relating to the Account, the Account is and will be held in trust on behalf of the Trustee for the benefit of the Holders and not commingled with any ordinary deposit or commercial bank account, will be maintained with the trust department of the Disbursement Agent solely for the Trustee for the benefit of the Holders and


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      will be subject to the written instructions of the Trustee.

                  (ii) Unless otherwise instructed in writing by the Trustee for the benefit of the Holders, the Disbursement Agent shall invest amounts on deposit in the Account in Cash Equivalents in accordance with the written instructions of the Company.

                  (iii) All disbursements and releases pursuant to this Agreement shall be made by the Disbursement Agent irrespective of, and without deduction for, any counterclaim, defense, recoupment or set-off and shall be final.

                  (iv) All service charges and fees with respect to this Agreement or the Account shall be paid by the Company.

                  (v) The Disbursement Agent irrevocably waives and renounces any pledge, security interest (whether consensual, statutory or otherwise) or right of offset or compensation that it has or may ever have for its own benefit with respect to the Account.

            (b) Books and Records. Shall maintain appropriate books and records with respect to the Account in which shall be recorded all transactions related thereto including, without limitation, all disbursements hereunder and any Cash Equivalents acquired by the Disbursement Agent and shall permit the Trustee or any of its agents or representatives to inspect and to make copies of such books and records at the Company's sole cost and expense.

                                   ARTICLE VI

                EVENTS OF DEFAULT; REMEDIES; RIGHTS UPON DEFAULT

      SECTION 6.1 Event of Default. For purposes of this Agreement, the term "Event of Default" shall have the meaning provided in the Indenture and shall also include any default in the performance, or breach, of any


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covenant of the Company set forth in Section 5.1 hereof that continues for 30 days after written notice has been given from the Trustee or from holders of at least 25% of the aggregate principal amount of the Notes then outstanding, specifying such default and requiring that it be remedied.

      SECTION 6.2 Rights and Remedies Generally. If an Event of Default shall occur and be continuing, then and in every such case, the Trustee shall have all the rights of a secured party under the Uniform Commercial Code, shall have all rights now or hereafter existing under all other applicable laws, and, subject to any mandatory requirements of applicable law then in effect, shall have all the rights set forth in this Agreement and all the rights set forth with respect to the Cash Collateral or this Agreement in any other security agreement between the parties.

      SECTION 6.3 Assembly of Collateral. If an Event of Default shall occur and be continuing, upon five (5) days' notice to the Company, the Company shall, at its own expense, assemble the Cash Collateral (or from time to time any portion thereof) and make it available to the Trustee at any place or places designated by the Trustee which is reasonably convenient to both parties.

      SECTION 6.4 Disposition of Collateral. The Trustee will give the Company reasonable notice as required by the Uniform Commercial Code, if any of the time and place of any public sale of the Cash Collateral or any part thereof or of the time after which any private sale or any other intended disposition thereof is to be made. The Company agrees that the requirements of reasonable notice to it shall be met if such notice is mailed, registered or certified mail, to its address specified in Section 7.2 of this Agreement at least ten (10) days before the time of any public sale (notwithstanding the time periods contained in Section 7.2) or after which any private sale may be made.

      SECTION 6.5 Recourse. The Company shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Cash Collateral are insufficient to satisfy the Obligations in accordance with the terms of the Indenture. The Company shall also be liable for all expenses of the Trustee incurred in


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connection with collecting such deficiency, including, without limitation, the fees and disbursements of any attorneys employed by the Trustee to collect such deficiency.

      SECTION 6.6 Expenses; Attorneys' Fees. The Company shall reimburse the Trustee for all its expenses in connection with the exercise of its rights hereunder, including, without limitation, all reasonable attorneys' fees and legal expenses incurred by the Trustee. Expenses of retaking, holding, preparing for sale, selling or the like shall include the reasonable attorneys' fees and legal expenses of the Trustee. All such expenses shall be secured hereby.

      SECTION 6.7 Limitation on Duties Regarding Preservation of Cash Collateral. (a) The Trustee's sole duty with respect to the custody, safekeeping and physical preservation of the Cash Collateral in its possession, under
Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Trustee deals with similar property for its own account.

            (b) The Trustee shall have no obligation to take any steps to preserve rights against prior parties to any Cash Collateral.

            (c) Neither the Trustee nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Cash Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Cash Collateral upon the request of the Company or otherwise.

            (d) Neither the Trustee nor the Disbursement Agent nor any of their directors, officers, employees or agents shall be liable for disbursements made in good faith reliance on any certificate provided to either of them pursuant to the terms of this Agreement; provided, however, that the Trustee, the Disbursement Agent and their respective directors, officers, employees and agents shall remain liable for damages caused by disbursements made through their gross negligence, bad faith or willful misconduct.


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

                                   ARTICLE VII

                               DISBURSEMENT AGENT

      SECTION 7.1 Rights, Duties, etc. The acceptance by the Disbursement Agent of its duties hereunder is subject to the following terms and conditions which the parties to this Agreement hereby agree shall govern and control with respect to its rights, duties, liabilities and immunities:

            (a) it shall act hereunder as a disbursement agent only and shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any funds or securities deposited with or held by it, except as provided in this Agreement;

            (b) it shall be protected in acting upon any written notice, certificate, instruction, request or other paper or document, as to the due execution thereof and the validity and effectiveness of the provisions thereof and as to the truth of any information therein contained, which Disbursement Agent in good faith believes to be genuine;

            (c) it shall not be liable for any error of judgment or for any act done or step taken or omitted except in the case of its negligence, wilful misconduct or bad faith;

            (d) it may consult with and obtain advice from counsel in the event of any dispute or question as to the construction of any provision hereof;

            (e) it shall have no duties as Disbursement Agent except those which are expressly set forth herein and in any modification or amendment hereof; provided, however, that no such modification or amendment hereof shall affect its duties unless it shall have given its prior written consent thereto;

            (f) it may execute or perform any duties hereunder either directly or through agents or attorneys;


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

            (g) it may engage or be interested in any financial or other transactions with any party hereto and may act on, or as depository, trustee or agent for, any committee or body of holders of obligations of such person as freely as if it were not the Disbursement Agent hereunder; and

            (h) it shall not be obligated to take any action which in its reasonable judgment would involve it in expense or liability unless it has been furnished with reasonable indemnity.

Notwithstanding anything contained herein to the contrary, the standard of good faith imposed on the Disbursement Agent under this Agreement shall not impose a duty upon the Disbursement Agent to undertake any investigation with respect to any Trustee's Certificate or Request for a Cash Disbursement delivered to the Disbursement Agent hereunder other than to determine that it is completed in accordance with the requirements hereof and contains the required attachments thereto. Any allegation that the Disbursement Agent did not act in good faith, or that the Disbursement Agent acted in bad faith, shall not result in any liability to the Disbursement Agent until such allegation is upheld by a court of competent jurisdiction.

      SECTION 7.2 Resignation or Removal. (a) The Disbursement Agent may at any time resign by giving notice to each other party to this Agreement, such resignation to be effective upon the appointment of a successor Disbursement Agent and the delivery of a written instrument accepting such appointment as hereinafter provided.

            (b) The Trustee may remove the Disbursement Agent at any time by giving notice to each other party to this Agreement, such removal to be effective upon the appointment of a successor Disbursement Agent and the delivery of a written instrument accepting such appointment as hereinafter provided.

            (c) In the event of any resignation or removal of the Disbursement Agent, a successor Disbursement Agent, which shall be a bank or trust company organized under the laws of the United States of America or any state thereof and having a capital and surplus of not


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less than $100,000,000, shall be appointed by the Company. Any such successor
Disbursement Agent shall deliver to each party to this Agreement, a written instrument accepting such appointment hereunder, and thereupon such successor Disbursement Agent shall succeed to all the rights and duties of the Disbursement Agent hereunder and shall be entitled to receive the Account from the predecessor Disbursement Agent.

            (d) If a successor Disbursement Agent shall not have been appointed within 30 days after the giving of written notice of such resignation or the delivery of the written instrument with respect to such removal, the Disbursement Agent or Trustee may apply to any court of competent jurisdiction to appoint a successor Disbursement Agent to act until such time, if any, as a successor shall have been appointed as above provided. Any successor Disbursement Agent so appointed by such court shall immediately and without further act be superseded by any successor Disbursement Agent appointed as above provided within one year from the date of the appointment by such court.

            (e) Any person into which the Disbursement Agent may be merged or converted or within which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which the Disbursement Agent shall be a party, or any person to which substantially all the corporate trust business of the Disbursement Agent may be transferred, shall, subject to the terms of paragraph (c) above, be the Disbursement Agent under this Agreement without further act.

                                  ARTICLE VIII

                                  MISCELLANEOUS

      SECTION 8.1 Amendments, Etc. No amendment, modification or waiver of any provision of this Agreement may be made except in accordance with Section 8.1 and 8.2(9) of the Indenture; provided, that any such amendment, modification or waiver which adversely affects the Disbursement Agent shall require the prior written consent of the Disbursement Agent.

      SECTION 8.2 Notices, Etc. All notices and other communications required or permitted hereunder


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

shall be in writing and shall be sufficiently given if made by hand delivery, by telex, by facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

               To Disbursement Agent:

               Fleet National Bank
               777 Main Street
               Hartford, CT  06115
               Attention: Corporate Trust Administration
               Telephone: (860) 986-2067
               Telecopy: (860) 986-7920

               To Trustee:

               Fleet National Bank
               777 Main Street
               Hartford, CT  06115
               Attention: Corporate Trust Administration
               Telephone: (860) 986-2064
               Telecopy: (860) 986-7920

               To the Company:

               Waterford Gaming, L.L.C.
               914 Hartford Turnpike
               P.O. Box 715
               Waterford, CT 06385
               Attention:  Len Wolman

               with a copy to:

               Latham & Watkins
               885 Third Avenue
               New York, NY 10022
               Attention:  Raymond Lin

      Any party hereto may by notice to each other party designate such additional or different addresses as shall be furnished in writing by such party. Any notice or communication to any party shall be deemed to have been given or made as of the date so delivered, if personally delivered or by courier; when answered back, if telexed; when receipt is acknowledged, if faxed; and five calendar days after mailing, if sent by registered or certified mail (except that a notice of change of address


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

shall not be deemed to have been given until actually received by the addressee). A copy of any notice given under this agreement to any party shall also be given to each other party hereto. Any party hereto may give notice to the Holders at the addresses set forth for them in the register kept by the Registrar under the Indenture or may request that the Trustee notify them at such address.

      SECTION 8.3 No Waiver; Remedies. No failure on the part of the Disbursement Agent, the Trustee, or any Holder to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

      SECTION 8.4 Expenses; Indemnity. The Company will upon demand pay to the Disbursement Agent or the Trustee the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Disbursement Agent or the Trustee may incur in connection with
(i) the administration of this Agreement, (ii) the exercise or enforcement of any of the rights of the Disbursement Agent, the Trustee, or the Holders hereunder or (iii) the failure by the Company to perform or observe any of the provisions hereof. In addition, the Company hereby assumes liability for and agrees to indemnify, protect, save and keep harmless the Disbursement Agent and its respective successors, assigns, agents and servants, from and against any claim, demand, expense (including but not limited to reasonable compensation, disbursements and expenses of the Disbursement Agent's agents and counsel), loss or liability that may be imposed on, incurred by, or asserted against, at any time, the Disbursement Agent (whether or not also indemnified against by any other person under any contract or instrument) and in any way relating to or arising out of the execution, delivery and performance of this Agreement, the establishment of the Account, the acceptance of deposits, the purchase or sale of investments, the retention of cash and investments or the proceeds thereof and any payment, transfer or other application of cash or investments by the Disbursement Agent in accordance with the provisions of this Agreement, or as may arise by reason of any act, omission or error of the Disbursement Agent made in good faith in the conduct of its duties; except that the Company shall not be required to indemnify, protect, save and keep harmless the Disbursement Agent against the Disbursement Agent's own negligence, active or passive, or wilful misconduct. The indemnities contained in this Section 8.4 shall survive the termination of this Agreement.

      SECTION 8.5 Execution in Counterparts. This Agreement may be executed in any number of separate counterparts and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

      SECTION 8.6 Relationship of Trustee. The Trustee shall not be under any responsibility in respect of the validity or sufficiency of this Agreement or the execution and delivery hereof or in respect of the validity or sufficiency of any document or agreement delivered in connection herewith, including, but not limited to, the Request for a Cash Disbursement as provided by Exhibit A.

      SECTION 8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut.

      SECTION 8.8 Waiver of Jury Trial. Each of the Company, the Trustee and the Disbursement Agent hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or the actions of any party hereto in the negotiation, administration, performance or enforcement thereof.

      SECTION 8.9 Termination. The rights, duties and obligations of each of the parties hereto as provided for hereunder shall cease and this Agreement shall terminate upon the discharge in full of all of the Obligations.


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

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        WATERFORD GAMING, L.L.C.


                                        By:/s/ Len Wolman
                                           -----------------------------------
                                                Name:  Len Wolman
                                                Title: Chief Executive Officer


                                        Fleet National Bank,
                                          as Trustee


                                        By: /s/ Philip G. Kane, Jr.
                                           -----------------------------------
                                                Name:  Philip G. Kane, Jr.
                                                Title: Vice President


                                        Fleet National Bank,
                                          as Disbursement Agent


                                        By: /s/ Philip G. Kane, Jr.
                                           -----------------------------------
                                                Name:  Philip G. Kane, Jr.
                                                Title: Vice President


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

                                    EXHIBIT A

                         REQUEST FOR A CASH DISBURSEMENT

                           [Letterhead of the Company]

November 8, 1996

Fleet National Bank,
  as Disbursement Agent
777 Main Street
Hartford, Connecticut
Attention:  ______________________________

Gentlemen:

            The undersigned refers to the Cash Collateral and Disbursement Agreement, dated November 8, 1996 (the "Cash Collateral and Disbursement Agreement"; the defined terms used herein are as therein defined or as defined in the Indenture referred to therein), among the Trustee, the undersigned and you and requests, pursuant to Section 3.1 of the Cash Collateral and Disbursement Agreement, that a Cash Disbursement from the Account in the amount of $__________ (the "Cash Disbursement") be made available to ____________________ on ____________, 199__, which is a Business Day.

            The undersigned hereby certifies that the representations and warranties contained in the Cash Collateral and Disbursement Agreement are true on the date hereof and will be true on the date of the Cash Disbursement.

            The undersigned hereby certifies that the Cash Disbursement will be applied to the uses indicated below in the amounts indicated below:

      o for the payment of interest on the Notes on the regular Interest Payment Date falling on _____- _______, ____, in the amount of $_________

      o for the payment of Liquidated Damages on the Notes on the regular Interest Payment Date falling on ____________, ____ in the amount of $______________

      o for the payment of Defaulted Interest on the Notes on __________, ____ in the amount of $-----------

      o for the mandatory redemption of Notes out of Excess Cash in the amount of $__________ on __________, ____ (the date fixed for redemption) as provided in the first paragraph of Section 3.1 of the Indenture, including accrued and unpaid interest and Liquidated Damages and scheduled premium thereon. A copy of the notice of redemption as mailed is attached.

      o for the mandatory redemption of Notes out of Excess Cash in the amount of $__________ on __________, ____ (the date fixed for redemption) as provided in the second paragraph of Section 3.1 of the Indenture, including accrued and unpaid interest and Liquidated Damages and scheduled premium thereon. A copy of the notice of redemption as mailed is attached.

      o for the optional redemption of Notes out of Excess Cash in the amount of $__________ on __________, ____ (the date fixed for redemption) as provided in the third paragraph of Section 3.1 of the Indenture, including accrued and unpaid interest and Liquidated Damages and scheduled premium thereon. A copy of the notice of redemption as mailed is attached.

      o for the repurchase of Notes pursuant to a Change of Control Offer in the amount of $___________ as provided in Article IX of the

            Indenture, including accrued and unpaid interest and Liquidated Damages and scheduled premium thereon. A copy of the offer to purchase is attached.

      o for the payment of the purchase price of First Tranche Completion Guarantee Subordinated Notes or Original Subordinated Notes in the amount of $___________ as permitted by Section 4.3 of the Indenture.

      o for the making of a capital contribution or loan in the amount of $_________ to Trading Cove Associates, a Connecticut general partnership ("TCA"), for the development and/or improvement of the Mohegan Sun as permitted by Section 4.3 of the Indenture. A copy of the notice from TCA is attached.

      o for the making of an Investment in the amount of $_________ in connection with development and/or improvement of a hotel adjacent to the Mohegan Sun.

      o for the payment of a dividend of $_______ (not to exceed $10 million) on the Issue Date for purchase or redemption of certain equity interests in the members of the Company.

      o for the payment of $10.6 million for the acquisition of RJH Development Corp.'s interest in TCA.

      o for the payment of Permitted Quarterly Tax Distributions in the amount of $_________. The statement of the Tax Amounts CPA is attached.

      o     for the payment of expenses of $______ consistent with Section
            4.14 of the Indenture for o trustee fees o printing expenses o legal expenses o audit expenses o filing fees o initial purchaser offering expenses

      o other _____ (not to include overhead, salaries, rent, lease payments or any other operating expenses of the Manager)


            Wire instructions (for payments other than to the Trustee) are attached.


                                            Very truly yours,

                                            WATERFORD GAMING, L.L.C.


                                            By:_________________________________
                                               Name:
                                               Title:

                                    EXHIBIT B

                          FORM OF TRUSTEE'S CERTIFICATE


                                     [Date]


Fleet National Bank,
  as Disbursement Agent
777 Main Street
Hartford, Connecticut
Attention:  _____________________

Re:  Request of $_______

Gentlemen:

            Fleet National Bank (the "Trustee") requests that a disbursement of $________ be made from the Account to Account No. ______________. Capitalized terms used herein shall have the meaning afforded them under that certain Cash Collateral and Disbursement Agreement dated November 8, 1996, to which you are a party. In connection with the requested release of funds, the Trustee hereby represents, warrants and certifies that the Trustee is entitled to the possession of such funds.

            The foregoing representations, warranties and certifications are true and correct and Disbursement Agent is entitled to rely on the foregoing and is authorized in making the release of funds.

                                        FLEET NATIONAL BANK


                                        By:_____________________________________
                                            Name:
                                            Title:


                                       B-1